Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-157803 and 333-102699) and the Registration Statements on Form S-8 pertaining to QCR Holdings, Inc. 401(k) / Profit Sharing Plan (File No. 333-116022), QCR Holdings, Inc. 2005 Deferred Income Plan (File No. 333-127466), QCR Holdings, Inc. 2008 Equity Incentive Plan (File No. 333-151042), QCR Holdings, Inc. 2004 Stock Incentive Plan (File No. 333-116024), and QCR Holdings, Inc. Employee Stock Purchase Plan (File No. 333-101356) of our report dated March 7, 2011 relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of QCR Holdings, Inc. for the year ended December 31, 2010.
/s/ McGladrey & Pullen LLP
Davenport, Iowa
March 7, 2011